                               PURCHASE AGREEMENT

          This Purchase Agreement (this "Agreement") is made and entered into as of June 27, 2003, by and among Rainbow Media Holdings, Inc., a Delaware corporation ("RMHI"), American Movie Classics III Holding Corporation, a Delaware corporation ("AMC3HC"), American Movie Classics IV Holding Corporation, a Delaware corporation ("AMC4HC"), IFC II Holding Corporation, a Delaware corporation ("IFC2HC"), IFC III Holding Corporation, a Delaware corporation ("IFC3HC" and, together with AMC3HC, AMC4HC and IFC2HC, the "Rainbow Buyers"), Metro-Goldwyn-Mayer Inc., a Delaware corporation ("MGM Parent"), MGM Networks U.S. Inc., a Delaware corporation ("MGM Seller"), and, solely for purposes of Sections 2.02(b), 2.02(c), 5.01, 10.05, 10.08 and 10.11 hereof, Cablevision
Systems Corporation, a Delaware corporation ("Cablevision").

                                 R E C I T A L S

          WHEREAS, American Movie Classics Holding Corporation, a Delaware corporation ("AMCHC"), and AMC II Holding Corporation, a Delaware corporation ("AMC2HC") own, in the aggregate, an 80% partnership interest in American Movie Classics Company, a New York general partnership ("AMCC"), which is the owner of the programming channels American Movie Classics ("AMC") and WE: Women's Entertainment ("WE");

          WHEREAS, IFC Holding Corporation, a Delaware corporation, owns an 80% membership interest in The Independent Film Channel LLC, a Delaware limited liability company ("IFC LLC"), which is the owner of the programming channel The Independent Film Channel ("IFC");

          WHEREAS, pursuant to (i) the Agreement Between MGM and RMHI to Acquire Twenty-Percent Interest in the Rainbow Networks (AMC, Bravo, IFC, WE: Women's Entertainment and Digital Suites), dated as of January 31, 2001 (the "2001 Agreement") and (ii) the Agreement dated as of November 4, 2002 (the "2002 Agreement"), among Cablevision, RMHI, AMCHC, AMC2HC, Bravo Holding Corporation, Bravo II Holding Corporation, MGM Parent and MGM Seller, MGM Seller, an indirect wholly-owned subsidiary of MGM Parent, owns a 20% partnership interest in AMCC (the "MGM AMC Interest") and a 20% membership interest in IFC LLC (the "MGM IFC Interest" and, together with the MGM AMC Interest, the "MGM Interests");

          WHEREAS, upon the terms and subject to the conditions set forth herein, the Rainbow Buyers desire to purchase the MGM Interests from MGM Seller and MGM Seller is willing to sell the MGM Interests to the Rainbow Buyers (the "Transaction");

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows, each intending to be legally bound as and to the extent herein provided.

                                   ARTICLE I

                                   DEFINITIONS

          SECTION 1.01 Definitions. For purposes of this Agreement the following terms shall have the meanings set forth below:

          Affiliate of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this Agreement, "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

          Agreement means this Purchase Agreement and the Exhibits attached hereto.

          AMC has the meaning set forth in the Recitals to this Agreement.

          AMCC has the meaning set forth in the Recitals to this Agreement.

          AMCHC has the meaning set forth in the Recitals to this Agreement.

          AMC2HC has the meaning set forth in the Recitals to this Agreement.

          AMC3HC has the meaning set forth in the Preamble to this Agreement.

          AMC4HC has the meaning set forth in the Preamble to this Agreement.

          Bill of Sale has the meaning set forth in Section 6.02(a).

          Business Day means any day other than a Saturday, Sunday or a day on which banks in New York are authorized or obligated by law or executive order to close.

          Cablevision has the meaning set forth in the Preamble to this Agreement.

          Cablevision Note means the promissory note of Cablevision in the initial principal amount of $250,000,000 in the form of Exhibit D hereto and delivered pursuant to Section 6.01(b) hereof.

          Cablevision Release and Indemnity means the release and indemnity in the form attached hereto as Exhibit A.

          Cablevision Shares means the shares of Cablevision NY Group Class A common stock, par value $0.01 per share, delivered to MGM Seller in accordance with Section 2.02(b) hereof.

          Cablevision Share Sale Net Proceeds has the meaning set forth in
Section 2.02(b).

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          Closing means the meeting for the purpose of concluding the transactions contemplated by this Agreement held at the place and on the date fixed in accordance with Section 9.01.

          Closing Date means the date fixed for the Closing in accordance with
Section 9.01.

          Contract means any written contract, mortgage, deed of trust, bond, indenture, lease, sublease, license, note, certificate, option, warrant, right, or other instrument, document, agreement or arrangement.

          CSC Holdings means CSC Holdings, Inc., a Delaware corporation.

          DOJ has the meaning set forth in Section 5.05.

          Encumbrance means any Lien or any lease, license, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

          Fair Market Value Balance Sheet has the meaning set forth in Section 2.04(a).

          Film Rights Agreement means collectively, the Film Rights Agreement, the Retrofit Agreement and the Retrofit Side Letter, each in the form attached hereto as Exhibit E.

          Final Maturity Date shall have the meaning assigned to such term in the Cablevision Note.

          Final Maturity Date Amount means the outstanding principal amount of the Cablevision Note on the Final Maturity Date.

          FTC has the meaning set forth in Section 5.05.

          Governmental Authority means any United States federal, state, county, municipal or local, or any non-U.S. or supranational governmental, regulatory or administrative authority, agency, commission or other body or entity.

          HSR Act and Rules means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder, as from time to time in effect prior to the Closing.

          IFC has the meaning set forth in the Recitals to this Agreement.

          IFC2HC has the meaning set forth in the Preamble to this Agreement.

          IFC3HC has the meaning set forth in the Preamble to this Agreement.

          IFC LLC has the meaning set forth in the Recitals to this Agreement.

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          Judgment means any judgment, writ, order, injunction, award, stipulation or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any Governmental Authority.

          Law means the common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority or court.

          LIBOR Component means the sum of the daily amounts, from (and including) the Final Maturity Date to (but excluding) the date upon which the Proceeds Excess or the Proceeds Shortfall is determined in accordance with
Section 2.02(b), determined by multiplying (x) the Final Maturity Date Amount less the aggregate amount of all Monthly Post-Maturity Payments made on or before such date (other than any Monthly Post-Maturity Payment made on the Final Maturity Date and which reduces the Final Maturity Date Amount) by (y) the Applicable Rate (as defined in the Cablevision Note).

          Liens means any security interest, pledge, hypothecation, mortgage, lien (including, without limitation, environmental and tax liens but not including liens for taxes not yet due and payable), charge or encumbrance.

          MGM AMC Interest Allocable Portion has the meaning set forth in
Section 2.02(b).

          MGM AMC Interest has the meaning set forth in the Recitals to this Agreement.

          MGM IFC Interest Allocable Portion has the meaning set forth in
Section 2.02(b).

          MGM IFC Interest has the meaning set forth in the Recitals to this Agreement.

          MGM Interests has the meaning set forth in the Recitals to this Agreement.

          MGM Material Adverse Effect has the meaning set forth in Section 3.02(b).

          MGM Parent has the meaning set forth in the Preamble to this Agreement.

          MGM Release and Indemnity means the Release and Indemnity in the form attached hereto as Exhibit C.

          MGM Seller has the meaning set forth in the Preamble to this Agreement.

          Monthly Post-Maturity Payment means a payment of $2,500,000 payable on the last Business Day of each month beginning on the month in which the Final Maturity Date falls and ending on the last Business Day of the month prior to the month the Proceeds Excess or the Proceeds Shortfall is determined in accordance with Section 2.02(b).

          Outside Date has the meaning set forth in Section 9.02.

          Person means any natural person, Governmental Authority, corporation, general or limited partner, partnership, joint venture, limited liability company, trust, association, or unincorporated entity of any kind.

          Proceeds Excess shall have the meaning set forth in Section 2.02(b).

          Proceeds Shortfall shall have the meaning set forth in Section
2.02(b).

          Purchase Price has the meaning set forth in Section 2.02(a).

          Rainbow Buyers has the meaning set forth in the Preamble to this Agreement.

          Rainbow Material Adverse Effect has the meaning set forth in Section 4.02(b).

          Registration Rights Agreement shall mean the Registration Rights Agreement by and between Cablevision and MGM Seller substantially in the form attached hereto as Exhibit F.

          Regulations has the meaning set forth in Section 2.04(b).

          Related Party Contract has the meaning set forth in Section 3.06.

          Releases and Indemnities means, collectively, the MGM Release and Indemnity and the Cablevision Release and Indemnity.

          Requisite Number means the quotient obtained by dividing (i) the outstanding principal amount of the Cablevision Note upon the Final Maturity Date by (ii) the closing price of Cablevision NY Group Class A common stock on the New York Stock Exchange or, if not then listed, on the principal national securities exchange on which such class of stock is listed or admitted to trading, on the trading day immediately preceding the Final Maturity Date.

          RMHI has the meaning set forth in the Preamble to this Agreement.

          Securities Act means the Securities Act of 1933, as amended.

          Surviving Provisions has the meaning set forth in Section 10.05.

          Target Amount means (i) the Final Maturity Date Amount plus (ii) the LIBOR Component minus (iii) the aggregate amount of all Monthly Post-Maturity Payments made prior to the determination of the Proceeds Excess or the Proceeds Shortfall (other than any Monthly Post-Maturity Payment made on the Final Maturity Date and which reduces the Final Maturity Date Amount).

          Tax Basis Balance Sheet has the meaning set forth in Section 2.04(a).



          Transaction has the meaning set forth in the Preamble to this Agreement.

          WE has the meaning set forth in the Recitals to this Agreement.

          SECTION 1.02 Interpretation and Rules of Construction. In this Agreement, except to the extent that the context otherwise requires:

          (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

          (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

          (c) whenever the words "include," "includes," or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

          (d) reference to any gender means both genders;

          (e) the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

          (g) unless expressly provided otherwise, any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented;

          (h) references to a Person are also to its permitted successors and assigns; and

          (i) references to currency, monetary values and dollars shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

                                   ARTICLE II

                    THE PURCHASE AND SALE AND OTHER PAYMENTS

          SECTION 2.01 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing MGM Parent shall cause MGM Seller to, and MGM Seller shall, sell, assign, transfer, convey and deliver to the Rainbow Buyers, and RMHI shall cause the Rainbow Buyers to, and the Rainbow Buyers shall, purchase, acquire and accept, valid title to the MGM Interests free and clear of all Encumbrances.

          SECTION 2.02  Purchase Price.

          (a) Purchase Price. The aggregate purchase price for the MGM Interests shall be $500,000,000 (the "Purchase Price"), which shall be payable by the Rainbow Buyers to MGM Seller as follows:

               (i) $107,500,000 of the Purchase Price shall be paid in cash by AMC3HC;

               (ii) $107,500,000 of the Purchase Price shall be paid in cash by AMC4HC;

               (iii) the Cablevision Note in the initial principal amount of $250,000,000 shall be issued to MGM Seller;

               (iv) $17,500,000 of the Purchase Price shall be paid in cash by IFC2HC in consideration for one-half (1/2) of the MGM IFC Interest; and

               (v) $17,500,000 of the Purchase Price shall be paid in cash by IFC3HC in consideration for one-half (1/2) of the MGM IFC Interest.

     The cash payments identified in clauses (i), (ii), (iv) and (v) above shall be made at Closing by wire transfer in immediately available funds denominated in United States dollars to a bank account designated by MGM Seller at least two
(2) Business Days prior to the Closing.

     The cash paid by AMC3HC and one-half of the Cablevision Note identified in clauses (i) and (iii) above shall be in consideration for one-half (1/2) of the MGM AMC Interest, and the cash paid by AMC4HC and one-half of the Cablevision
Note identified in clauses (ii) and (iii) above shall be in consideration for one-half (1/2) of the MGM AMC Interest.

     The parties hereto and their respective Affiliates and successors agree to file all tax returns and reports consistent with such allocation of the Purchase Price and shall not take any action or position that is inconsistent therewith.

          (b) Payment of Proceeds Shortfall or Proceeds Excess. If Cablevision elects to repay the Final Maturity Date Amount through the issuance and delivery to MGM Seller on the Final Maturity Date of the Requisite Number of Cablevision Shares, MGM Seller shall, as soon as practicable after the Final Maturity Date, sell such Cablevision Shares in (i) a widely distributed underwritten public offering for cash pursuant to the terms of the Registration Rights Agreement or
(ii) such other manner as approved by Cablevision (which approval Cablevision shall not unreasonably withhold if MGM Seller has previously been cutback twice under the Registration Rights Agreement). As promptly as practicable following the closing of such sale, MGM Seller shall provide to Cablevision a written statement setting for the amount of the gross proceeds of such sale, the amount of underwriting fees, discounts and commissions paid or otherwise incurred by MGM Seller in connection with such sale, the amount of out-of-pocket offering expenses incurred by MGM Seller in connection with such sale, the amount of any taxes and other governmental charges (other than income taxes) paid or payable by MGM Seller in connection with such sale and, after deducting all such amounts, the net proceeds to MGM from such sale (the total aggregate amount of such net proceeds from the sale of all Cablevision Shares, the "Cablevision Share Sale Net Proceeds"). If the Cablevision Share Sale Net Proceeds is less than the Target Amount (the "Proceeds Shortfall"), then Cablevision shall, within five Business Days of receipt from MGM Seller of written notice of the existence and amount of the Proceeds Shortfall, pay to MGM Seller the amount of the Proceeds Shortfall in cash by wire transfer in immediately available funds denominated in United States dollars to a bank account designated by MGM Seller at least two Business Days prior to such payment date. If the amount of the Cablevision Share Sale Net Proceeds is greater than the Target Amount (the "Proceeds Excess"), then MGM Seller shall, within five Business Days of receipt from Cablevision of written notice of the existence and amount of the Proceeds Excess, pay to Cablevision the amount of the Proceeds Excess in cash by wire transfer in immediately available funds denominated in United States Dollars to a bank account designated by Cablevision at least two Business Days prior to such payment date.

          (c) On the last Business Day of each month beginning on the month in which the Final Maturity Date falls and ending on the last Business Day of the month prior to the month the Proceeds Excess or the Proceeds Shortfall is determined, Cablevision shall pay to MGM Seller the Monthly Post-Maturity Payment by wire transfer in immediately available funds denominated in United States dollars to a bank account designated by MGM Seller at least two Business Days prior to each such payment.

          SECTION 2.03 No Right to Proceeds or Profits from Subsequent Sales of Partnership and/or Membership Interests. MGM Parent and MGM Seller acknowledge that they have been informed by the Rainbow Buyers that the Rainbow Buyers and their Affiliates are considering entering into one or more transactions concerning their interests in AMCC and IFC LLC. MGM Parent and MGM Seller hereby expressly agree that they shall have no right or claim to share in any proceeds or profits from any post-Closing sale, assignment, transfer, pledge or other disposition, direct or indirect, of all or a part of the MGM Interests, whether individually or as part of a sale, assignment, transfer, pledge or other disposition, direct or indirect, of all or a part of AMCC or IFC LLC or any of all of the respective assets of AMCC or IFC LLC, including AMC, WE or IFC.

          SECTION 2.04 Tax Treatment. The parties to this Agreement agree as follows:

          (a) As promptly as practicable and in no event more than 100 days after the Closing Date, the applicable Rainbow Buyer shall prepare or cause to be prepared, and shall submit to MGM Seller, (i) a balance sheet of AMCC or IFC LLC, as applicable, as of the Closing Date, that sets out the tax basis of the assets owned by AMCC or IFC LLC, as applicable, on the Closing Date and the amount of the liabilities of AMCC or IFC LLC, as applicable, on the Closing Date (the "Tax Basis Balance Sheet") and (ii) a balance sheet of AMCC or IFC LLC, as applicable, as of the Closing Date, that sets out the fair market value of the assets owned by AMCC or IFC LLC, as applicable, on the Closing Date and the amount of the liabilities of AMCC or IFC LLC, as applicable, on the Closing Date (the "Fair Market Value Balance Sheet"). The Tax Basis Balance Sheet and the Fair Market Value Balance Sheet shall be prepared in good faith by the applicable Rainbow Buyer and shall be reasonably acceptable to the MGM Seller. The applicable Rainbow Buyer shall use reasonable commercial efforts to resolve any objections raised by the MGM Seller with respect to the Tax Basis Balance Sheet and the Fair Market Value Balance Sheet. The Fair Market Value Balance Sheet (1) shall be prepared in a manner consistent with the Purchase Price allocation set forth in Section 2.02 hereof and (2) shall contain sufficient detail to permit AMCC or IFC LLC, as applicable, and the parties to make the computations and adjustments required under Section 743(b), Section 751 and
Section 755 of the Internal Revenue Code of 1986, as amended. The applicable Rainbow

Buyer and MGM Seller shall, and the applicable Rainbow Buyer shall cause AMCC or IFC LLC, as applicable, to, report the tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Tax Basis Balance Sheet and the Fair Market Value Balance Sheet (as finally determined pursuant to
Section 2.04(a)) and shall not take any action or position that is inconsistent therewith.

          (b) As promptly as practicable and in no event more than 100 days after the Closing Date, AMCC and IFC LLC shall prepare and deliver to MGM Seller
(A) the statement of adjustment described in Section 1.743-1(k)(1) of the U.S. Treasury Regulations (the "Regulations"), (B) the notice described in Section 1.743-1(k)(2) of the Regulations and (C) the statement described in Section 1.751-1(a)(3) of the Regulations, in each case prepared in a manner that is consistent with the Tax Basis Balance Sheet and the Fair Market Value Balance Sheet (as finally determined pursuant to Section 2.04(a)).

                                  ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF MGM PARENT AND MGM SELLER

          To induce RMHI and the Rainbow Buyers to enter into this Agreement, MGM Parent and MGM Seller jointly and severally represent and warrant to RMHI and the Rainbow Buyers as follows:

          SECTION 3.01 Organization and Authority. Each of MGM Parent and MGM Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          SECTION 3.02 Legal Capacity; Approvals and Consents.

          (a) Authority and Binding Effect. Each of MGM Parent and MGM Seller has all requisite corporate power and authority to (i) execute, deliver and perform this Agreement, the Releases and Indemnities (to the extent a party thereto) and the Bill of Sale, (ii) approve, adopt and consummate the transactions contemplated hereby and thereby, and (iii) perform its obligations hereunder and thereunder. This Agreement has been, and upon their execution the Releases and Indemnities and the Bill of Sale will be, duly executed and delivered by MGM Parent and MGM Seller, to the extent a party thereto, and this Agreement is and, upon their execution, the Releases and Indemnities (to the extent a party thereto) and the Bill of Sale will be valid and binding obligations of MGM Parent and MGM Seller enforceable against them in accordance with their respective terms, except as such enforceability may be affected by Laws of bankruptcy, insolvency, reorganization and creditors' rights generally and by the availability of equitable remedies. Without limiting the foregoing, any and all actions of the directors and stockholders of MGM Parent and MGM Seller required to approve and adopt this Agreement, the Releases and Indemnities and the Bill of Sale have been duly taken and no further action of the directors or stockholders of MGM Parent or MGM Seller is required in order to permit the consummation of the transactions contemplated hereby or thereby or to permit MGM Parent and MGM Seller to perform their respective obligations hereunder or thereunder.

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

     (a) No Breach or Violation. The execution, delivery and performance of this Agreement, the Releases and Indemnities (to the extent a party thereto) and the Bill of Sale do not, and will not, (i) conflict with, violate or result in the breach of any provision of the certificate of incorporation or by-laws of MGM Parent or MGM Seller, (ii) conflict with or violate any Law or Judgment applicable to MGM Parent or MGM Seller or the MGM Interests, (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or require any consent under or pursuant to, any Contract to which MGM Parent or MGM Seller is a party or by which they are otherwise bound, or (iv) result in the creation of any Encumbrance on the MGM Interests, except, in the case of clauses (ii) and (iii), any conflict, violation, breach or default, or where the failure to obtain a consent, would not, individually or in the aggregate, have a material adverse effect upon MGM Parent and MGM Seller and their subsidiaries taken as a whole (an "MGM Material Adverse Effect") or on the ability of MGM Parent or MGM Seller to consummate the transactions contemplated hereby and by the Releases and Indemnities and the Bill of Sale.

     (b) Required Consents. Other than (i) the notification requirements of the HSR Act and Rules, if any, (ii) the release of the MGM Interests from any Liens arising under any MGM credit agreement or security or collateral agreements, and/or (iii) any waivers or consents required to be obtained from any bank or other lender of MGM Parent, MGM Seller or any other Affiliate of MGM Parent in connection with the sale of the MGM Interests, there is no Person whose approval or consent, or with whom the filing of any certificate, notice, application, report or other document, is legally or contractually required or is otherwise necessary in connection with the execution, delivery or performance by MGM Parent and MGM Seller of this Agreement, the Releases and Indemnities or the Bill of Sale and the consummation of the transactions contemplated hereby and thereby, except where failure to obtain such consent or approval or failure to make such filing would not, individually or in the aggregate, reasonably be expected to have a MGM Material Adverse Effect.

     SECTION 3.03 MGM Interests. MGM Seller owns and has, and immediately prior to the Closing will own and will have, good and valid title to the MGM Interests free and clear of all Encumbrances and, upon delivery to the Rainbow Buyers hereunder, good and valid title to the MGM Interests, free and clear of all Encumbrances other than Encumbrances created by the Rainbow Buyers and their Affiliates, will pass to the Rainbow Buyers.

     SECTION 3.04 Legal and Governmental Proceedings and Judgments. There are
(i) no actions or proceedings by or against MGM Parent or MGM Seller pending or, to the knowledge of MGM Parent or MGM Seller, threatened, by any Person, (ii) no Judgments outstanding against MGM Parent or MGM Seller or to or by which the MGM Interests are subject or bound, and (iii) no outstanding consent decrees, settlements, injunctions or rulings imposed by any court, in each case which could reasonably be expected to adversely affect the ability of MGM Parent or MGM Seller to consummate any of the transactions contemplated hereby or by the Releases and Indemnities or the Bill of Sale.

     SECTION 3.05 Preemptive and Similar Rights. Other than any rights of the Rainbow Buyers pursuant to the 2001 Agreement and the 2002 Agreement, there are no preemptive rights, rights of first refusal or similar rights with respect to the MGM Interests and

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no such rights arise by virtue of or in connection with the transactions contemplated hereby. There are no other voting or similar contracts or agreements with respect to the MGM Interests other than the 2001 Agreement and the 2002 Agreement.

     SECTION 3.06 Affiliate Transactions. Neither MGM Seller nor MGM Parents has on behalf of either AMCC or IFC LLC entered into any Contract or understanding between AMCC or IFC LLC, on the one hand, and (i) MGM Parent or any Affiliate of MGM Parent or (ii) any other party, on the other hand.

     SECTION 3.07 Securities Law Matters. MGM Seller represents that it is an "accredited investor" as that term is defined in Regulation D under the Securities Act and that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquisition of the Cablevision Note and of making an informed investment decision with respect thereto. MGM Seller is taking the Cablevision Note solely for investment purposes, and has no present intention to sell or otherwise transfer the Cablevision Note. MGM Seller is aware that the Cablevision Note is not and will not be registered under the Securities Act or under any state securities laws. MGM Seller agrees not to offer, sell, or otherwise dispose of the Cablevision Note except as permitted therein. MGM Seller understands that it may be required to bear the economic risk of the investment represented by the Cablevision Note for an indefinite period. MGM Seller acknowledges that the Cablevision Note shall bear the following legend:

     THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE IS NOT NEGOTIABLE AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. EXCEPT AS PROVIDED IN THIS NOTE, THE TRANSFER OF THIS NOTE IS PROHIBITED.

                                   ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF RMHI AND THE RAINBOW BUYERS

     To induce MGM Parent and MGM Seller to enter into this Agreement, RMHI and the Rainbow Buyers jointly and severally represent and warrant to MGM Parent and MGM Seller as follows:

     SECTION 4.01 Organization and Authority. Each of RMHI and each Rainbow Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

     SECTION 4.02 Legal Capacity: Approvals and Consents.

     (a) Authority; Binding Effect. Each of RMHI and each Rainbow Buyer has all requisite corporate power and authority to (i) execute, deliver and perform this Agreement

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and the Releases and Indemnities (to the extent a party thereto), (ii) approve, adopt and consummate the transactions contemplated hereby and thereby, and (iii) perform its obligations hereunder and thereunder. This Agreement has been, and upon their execution the Releases and Indemnities will be, duly executed and delivered by each of RMHI and each Rainbow Buyer, to the extent a party thereto, and this Agreement is and, upon their execution, the Releases and Indemnities (to the extent a party thereto) will be valid and binding obligations of each of RMHI and each Rainbow Buyer, enforceable against them in accordance with its terms, except as such enforceability may be affected by Laws of bankruptcy, insolvency, reorganization and creditors rights generally and by the availability of equitable remedies. Without limiting the foregoing, any actions of the directors and stockholders of RMHI and each Rainbow Buyer required to approve and adopt this Agreement and the Releases and Indemnities have been duly taken and no further action of the directors and stockholders of RMHI or any Rainbow Buyer is required in order to permit the consummation of the transactions contemplated hereby and by the Releases and Indemnities or to permit RMHI and each Rainbow Buyer to perform its respective obligations hereunder and thereunder.

     (b) No Breach or Violation. The execution, delivery and performance of this Agreement and the Releases and Indemnities (to the extent a party thereto) do and will not: (i) conflict with, violate or result in the breach of any provision of the certificate of incorporation or bylaws of RMHI or any Rainbow Buyer, (ii) conflict with or violate any Law or Judgment applicable to RMHI or any Rainbow Buyer or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or require any consent under or pursuant to, any Contract to which RMHI or any Rainbow Buyer is a party or by which they are otherwise bound, except, in the case of clauses (ii) and (iii), any conflict, violation, breach or default, or where the failure to obtain a consent, would not, individually or in the aggregate, have a material adverse effect upon RMHI and its subsidiaries taken as a whole (a "Rainbow Material Adverse Effect") or on the ability of RMHI and the Rainbow Buyers to consummate the transactions contemplated hereby and by the Releases and Indemnities.

     (c) Required Consents. Other than (i) the notification requirements of the HSR Act and Rules and/or (ii) any waivers or consents required to be obtained from any bank or other lender of RMHI, any Rainbow Buyer or any Affiliate of RMHI or a Rainbow Buyer in connection with the purchase of the MGM Interests, there is no Person whose approval or consent, or with whom the filing of any certificate, notice, application, report or other document, is legally or contractually required or otherwise is necessary in connection with the execution, delivery or performance by RMHI and the Rainbow Buyers of this Agreement and the Releases and Indemnities and the consummation of the transactions contemplated hereby and thereby, except where failure to obtain such, consent or approval or failure to make such filing would not, individually or in the aggregate, reasonably be expected to have a Rainbow Material Adverse Effect.

     SECTION 4.03 Legal and Governmental Proceedings and Judgments. There are
(i) no actions or proceedings by or against RMHI or any Rainbow Buyer pending or, to the knowledge of RMHI or any Rainbow Buyer threatened by any Person, (ii) no Judgments outstanding against RMHI or the Rainbow Buyers and (iii) no outstanding consent decrees, settlements, injunctions or rulings imposed by any court, in each case which could reasonably be expected to adversely affect the ability of RMHI or the Rainbow Buyers to consummate any of the transactions contemplated hereby or by the Releases and Indemnities.

                                    ARTICLE V

                            COVENANTS AND AGREEMENTS

     SECTION 5.01 Certain Actions. No party hereto nor its Affiliates shall take any action that would or would reasonably be expected to prevent or materially delay the ability of any party to consummate the transactions contemplated by this Agreement, the Releases and Indemnities, the Cablevision Note, the Registration Rights Agreement or the Bill of Sale. The parties hereto shall proceed as promptly as practicable and in good faith and shall each use reasonable best efforts to obtain each consent or approval required to be obtained prior to the consummation of the transactions contemplated hereby. Each party will advise the other parties in writing promptly of the written assertion or commencement of any claim, litigation, proceeding or investigation of which such party becomes aware that could reasonably be expected to delay or prevent the consummation of the transactions contemplated hereby or that otherwise relates to the transactions contemplated hereby.

     SECTION 5.02 Satisfaction of Conditions. Each of the parties hereto covenants and agrees with the others to exercise reasonable best efforts to perform, comply with and otherwise satisfy each and every one of the conditions to be satisfied by such party hereunder, and each party shall use reasonable best efforts to notify promptly the others if it shall learn that any conditions to performance of any party will not be fulfilled.

     SECTION 5.03 Further Assurances. From time to time after the Closing, each party will execute and deliver such other instruments of conveyance and transfer, fully cooperate with the other parties and take such other actions as the other parties reasonably may request to effect the purposes and intent of this Agreement.

     SECTION 5.04 Releases and Indemnities. RMHI and the Rainbow Buyers shall execute and deliver, and shall cause Cablevision to execute and deliver to MGM Seller the Cablevision Release and Indemnity at the Closing. MGM Parent and MGM Seller shall execute and deliver, to RMHI and the Rainbow Buyers the MGM Release and Indemnity at the Closing.

     SECTION 5.05 HSR Filing; Required Consents. Within five Business Days after the date of execution of this Agreement, RMHI shall, and shall cause its Affiliates to, make the applicable filings under the HSR Act and Rules with the U.S. Federal Trade Commission (the "FTC") and the Antitrust Division of the U.S Department of Justice (the "DOJ"). Thereafter, the parties hereto shall, and shall cause their Affiliates to, proceed as promptly as practicable in good faith and shall use reasonable commercial efforts to (i) obtain the early termination of any applicable waiting periods under the HSR Act and Rules and any other required consents or approvals by or from any antitrust authorities and (ii) comply with any additional request for documents or information made by the FTC, the DOJ or a court or other governmental authority. The parties hereto shall, and shall cause their Affiliates to, proceed as promptly as practicable in good faith and shall use reasonable commercial efforts to obtain any waivers or consents required to be obtained from any bank or other lender in connection with such parties' performance of their obligations hereunder and the transactions contemplated hereby, including obtaining releases of all Liens, if any, on the MGM Interests arising under any MGM Parent or MGM Seller credit agreement or security or collateral agreements or otherwise.

     SECTION 5.06 No Distributions. The parties hereto agree that neither AMCC nor IFC LLC shall make, or be obligated in any way to make, any distributions between the date hereof and the earlier of (i) the Closing or (ii) the date that this Agreement is terminated in accordance with its terms.

     SECTION 5.07 Tax. The parties hereto agree that upon the Closing each of AMCC and IFC LLC will adopt the "closing of the books" method of income allocation as prescribed in Treasury Regulation Section 1.706-1(c)(2) for purposes of allocating income, gain, loss, deductions and credits between the partners in AMCC and the members in IFC LLC for the year of sale, determined in a manner consistent with the provisions of Sections 2.04 and 10.05 and reasonably acceptable to MGM Seller.

     SECTION 5.08 Financial Statements. RMHI shall, or shall cause each of AMCC and IFC LLC to, prepare and deliver to MGM Seller (i) financial statements of each of AMCC and IFC LLC for the fiscal year ending December 31, 2003 no later than March 31, 2004 and (ii) financial statements of each of AMCC and IFC LLC for each fiscal quarter in 2003 ending after the date of execution hereof during any portion of which MGM Seller was a partner in AMCC or a member of IFC LLC no more than 45 days after the last day of such fiscal quarter; provided that RMHI shall not be required to deliver, or cause the delivery of, any financial statements to MGM Seller if (1) neither it nor any of its subsidiaries owns a majority of the partnership interests of AMCC or ownership interests of IFC LLC, as applicable, on the last day of the applicable annual or quarterly period and
(2) it has not been able, despite of its commercial reasonable efforts, to require the owner of a majority of the partnership interests of AMCC or ownership interests of IFC LLC, as applicable, to deliver, or cause the delivery of, such financial statements to MGM Seller.

     SECTION 5.09 Prior Distributions. RMHI and MGM Parent hereby acknowledge and agree, on behalf of themselves and their Affiliates, that the last distribution made by or in respect of AMCC, AMC, IFC LLC, IFC or WE was a distribution in the amount of $50,000,000 made on February 4, 2003, $10,000,000 of which was distributed to MGM Seller on such date.

     SECTION 5.10 Repayment of the Cablevision Note. RMHI shall use reasonable commercial efforts to obtain additional RMHI financing necessary to permit Cablevision to repay the Cablevision Note at the earliest practicable time.

     SECTION 5.11 Waivers of Piggy-Back Registration Rights. The parties hereto acknowledge that certain holders of shares of Cablevision NY Group Class A common stock have piggy-back registration rights pursuant to the Registration Rights Agreements, each dated as of January 27, 1986, as amended, between the Company and Cablevision Systems Company, in the first case, and the Company and CSC Holdings Company, in the second case, which entitle such holders to participate on a "piggy-back" basis on the registration statement relating to the Cablevision Shares to be filed pursuant to the Registration Rights Agreement.

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

RMHI shall use commercial reasonable efforts to obtain waivers of such piggy-back registration rights from such holders prior to the delivery of the Cablevision Shares.

                                   ARTICLE VI

                              DELIVERIES AT CLOSING

     SECTION 6.01 Deliveries by the Rainbow Buyers. At the Closing, RMHI and the Rainbow Buyers will deliver or cause to be delivered to MGM Seller:

     (a) payment of the cash portion of the Purchase Price for the MGM Interests as provided in Section 2.02;

     (b) the Cablevision Note in the form attached hereto as Exhibit D;

     (c) the certificate required to be delivered pursuant to Section 7.02;

     (d) the Releases and Indemnities in the form attached hereto as Exhibits A and C;

     (e) the Film License Agreement in the form attached hereto as Exhibit E;
and

     (f) the Registration Rights Agreement substantially in the form of Exhibit
F.

     SECTION 6.02 Deliveries by MGM. At the Closing, MGM Parent and MGM Seller will deliver or cause to be delivered to the Rainbow Buyers:

     (a) the Bill of Sale and Assignment of the MGM Interests (the "Bill of Sale") in the form attached hereto as Exhibit B;

     (b) all certificates, if any, representing the MGM Interests in proper form for transfer;

     (c) the certificate required to be delivered pursuant to Section 8.02;

     (d) evidence that the Liens on the MGM Interests arising under any MGM Parent or MGM Seller credit agreement or security or collateral agreements or otherwise have been fully released;

     (e) the Releases and Indemnities in the form attached hereto as Exhibits A and C;

     (f) the Film License Agreement in the form attached hereto as Exhibit E;
and

     (g) the Registration Rights Agreement substantially in the form of Exhibit

                                   ARTICLE VII

           CONDITIONS TO THE OBLIGATIONS OF MGM PARENT AND MGM SELLER

               The obligations of MGM Parent and MGM Seller to complete the transactions provided for herein are subject to the fulfillment of all of the following conditions, any of which may be waived in writing by MGM Parent or MGM
Seller:

               SECTION 7.01 Performance by RMHI and the Rainbow Buyers. Each of RMHI and each Rainbow Buyer and their Affiliates shall have performed in all material respects their respective agreements and covenants to be performed by each of them hereunder to the extent such are required to be performed at or prior to the Closing, including with respect to its closing deliveries in
Section 6.01.

               SECTION 7.02 Absence of Breach of Representations and Warranties. The representations and warranties of RMHI and each Rainbow Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if then made, and MGM Parent and MGM Seller shall have received a certificate from each of RMHI and each Rainbow Buyer to such effect signed by a duly authorized officer thereof.

               SECTION 7.03 Absence of Proceedings. No Judgment shall have been issued, and no action or proceeding shall have been instituted by any Governmental Authority, enjoining or preventing, or seeking to enjoin or prevent, the consummation of the transactions contemplated hereby.

               SECTION 7.04 Compliance with HSR Act. Any and all waiting periods under the HSR Act shall have expired or been terminated.

               SECTION 7.05 Cablevision Release and Indemnity. Each of RMHI, each Rainbow Buyer and Cablevision shall have duly executed and delivered the Cablevision Release and Indemnity.

                                  ARTICLE VIII

                    CONDITIONS TO THE OBLIGATIONS OF RMHI AND
                               THE RAINBOW BUYERS

               The obligations of RMHI and each Rainbow Buyer to complete the transactions provided for herein are subject to the fulfillment of all of the following conditions, any of which may be waived in writing by RMHI or the Rainbow Buyers.

               SECTION 8.01 Performance by MGM Parent and MGM Seller. MGM Parent, MGM Seller and their Affiliates shall have performed in all material respects their respective agreements and covenants to be performed by each of them hereunder to the extent such are required to be performed at or prior to the Closing, including with respect to its closing deliveries in Section 6.02.

               SECTION 8.02 Absence of Breach of Representations and Warranties. The representations and warranties of MGM Parent and MGM Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if then made. RMHI and the Rainbow Buyers shall have received a certificate from each of MGM Parent and MGM Seller to such effect signed by a duly authorized officer thereof.

               SECTION 8.03 Absence of Proceedings. No Judgment shall have been issued, and no action or proceeding shall have been instituted by any Governmental Authority, enjoining or preventing, or seeking to enjoin or prevent, the consummation of the transactions contemplated hereby.

               SECTION 8.04 Release of Liens. MGM Parent and MGM Seller shall have obtained the release of all Liens on the MGM Interests arising under any MGM Parent or MGM Seller credit agreement or security or collateral agreements or otherwise.

               SECTION 8.05 Compliance with HSR Act. Any and all applicable waiting periods under the HSR Act shall have expired or been terminated.

               SECTION 8.06 MGM Release and Indemnity. Each of MGM Parent and MGM Seller shall have duly executed and delivered the MGM Release and Indemnity.

                                   ARTICLE IX

                                     CLOSING

               SECTION 9.01 Closing. The Closing shall take place at the offices of Sullivan & Cromwell LLP, 375 Park Avenue, New York, New York 10152 at 10:00 a.m., local time, on the third Business Day after the later of the expiration or early termination of the waiting period under the HSR Act or the satisfaction or waiver of the conditions to Closing set forth in Sections 7 and 8 of this Agreement (the "Closing Date").

               SECTION 9.02 Termination. (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

                    (i) at any time, by the mutual written agreement of the parties; or

                    (ii) by any party (other than a party whose material breach or default of its obligations under this Agreement has caused the Closing not to occur on or prior to September 1, 2003 (the "Outside Date")) if the Closing shall not have occurred prior to the Outside Date; provided, that if all the conditions to the parties' obligations to close the transactions provided for herein have been satisfied or waived on or prior to September 1, 2003 other than the conditions set forth in Sections 7.04 and 8.05, the Outside Date shall be automatically extended until November 30, 2003; or

                    (iii) by MGM Parent or MGM Seller, upon a breach of or
               failure to perform in any material respect any representation, warranty, covenant or agreement on the part of RMHI or the Rainbow Buyers set forth in this Agreement, such that the conditions set forth in Section 7 of this Agreement cannot be satisfied on or prior to the Outside Date; or

                    (iv) by RMHI or any Rainbow Buyer, upon a breach of or failure to perform in any material respect any representation, warranty, covenant or agreement on the part of MGM Parent or MGM Seller set forth in this Agreement, such that the conditions set forth in Section 8 of this Agreement cannot be satisfied on or prior to the Outside Date; or

                    (v) by either RMHI and the Rainbow Buyers, on the one hand, or MGM Parent and MGM Seller, on the other hand, in the event that any Judgment restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable.

               (b) In the event of the termination of this Agreement as provided in this Section 9.02, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except (i) that the provisions of Article X shall survive a termination of this Agreement, and (ii) nothing shall relieve any party from liability for any breach of this Agreement, including any failure to deliver the documents required by Section 6.01 or 6.02, respectively.

                                    ARTICLE X

                                  MISCELLANEOUS

               SECTION 10.01 Survival of Representations and Warranties. Each of the representations and warranties of RMHI, the Rainbow Buyers, MGM Parent and MGM Seller contained in this Agreement shall survive the Closing for a period of eighteen (18) months following the Closing Date; provided, however, that the representations and warranties contained in Section 3.03 shall survive the Closing indefinitely.

               SECTION 10.02   Indemnification.

               (a) MGM Parent and MGM Seller, on the one hand, and RMHI and the Rainbow Buyers, on the other hand (each, an "Indemnifying Party"), shall indemnify the others and their respective officers, members and Affiliates (each, an "Indemnified Party") from and against any and all losses, damages, liabilities, claims, charges, actions, proceedings, demands, judgments, deficiencies, settlement costs and expenses of any nature whatsoever (including, without limitation, reasonable attorneys fees and expenses in connection with such indemnification claim by such Indemnified Party) (collectively, "Losses") directly or indirectly incurred by an Indemnified Party and resulting from (i) the inaccuracy, in any material respect, of any representation or warranty of an Indemnifying Party or Cablevision or (ii) any breach of or failure to perform by an Indemnifying Party or Cablevision any agreement, covenant or obligation contained in or made pursuant to this Agreement, the Registration Rights Agreement or the Cablevision Note and all claims, charges, actions or proceedings incident to or arising out of the foregoing.

               (b) Each Indemnified Party shall give notice as promptly as reasonably practicable to each Indemnifying Party from which it is entitled to seek indemnity under Section 10.02 of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it may have on account of this indemnity agreement or otherwise so long as such failure shall not have materially prejudiced the position of the Indemnifying Party. Upon such notification, the Indemnifying Party shall assume the defense of such action and after such assumption the Indemnified Party shall not be entitled to reimbursement of any expenses incurred by it in connection with such action except as described below. In any such action, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the applicable Indemnifying Party and the Indemnified Party shall have mutually agreed to the contrary or (ii) the named parties in any such action (including any impleaded parties) include both the applicable Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. An Indemnifying Party shall not, without the written consent of each Indemnified Party, settle or compromise any action, suit or proceeding or consent to the entry of any judgment that (i) involves any injunction or equitable relief beyond money damages or other money payments or (ii) does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Person of a written release from all liability in respect of the indemnified portion of any such action or proceeding. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (which shall not be unreasonably withheld or delayed by such Indemnifying Party), but if settled with such consent or if there be final judgment for the plaintiff, the Indemnifying Party shall indemnify the applicable Indemnified Party from and against any loss, damage or liability by reason of such settlement or judgment. To the extent permitted by law, indemnification payments shall be treated as adjustments to the appropriate Purchase Price for all tax purposes.

               (c) In the event that an Indemnifying Party shall be obligated to indemnify an Indemnified Party pursuant to this Section 10.02, the Indemnifying Party shall upon payment of such indemnity in full, be subrogated to all rights of the applicable Indemnified Party with respect to the claims for which such indemnification relates.

               SECTION 10.03 Amendments; Waivers. This Agreement cannot be changed or terminated orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the parties hereto sought to be charged with such waiver or consent. No waiver of any term or provision hereof shall be construed as a further or continuing waiver of such term or provision or any other term or provision. Any condition to the performance by any party hereto which may legally be waived at or prior to the Closing may be waived in writing at any time by the party or parties entitled to the benefit thereof.

               SECTION 10.04 Entire Agreement. This Agreement sets forth the entire understanding and agreement of the parties and supersedes any and all prior agreements, memoranda, arrangements and understandings relating to the subject matter hereof other than the Releases and Indemnities, the Cablevision Note, the Bill of Sale and any other writing signed by the parties, dated on or prior to the date of this Agreement and which expressly refers to this Section 10.04. No representation, warranty, promise, inducement or statement of intention has been made by any party which is not contained in this Agreement, the Releases and Indemnities, the Cablevision Note, the Registration Rights Agreement, the Bill of Sale or any such writing, and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein and each party expressly agrees that it has not relied upon any such representation, promise, inducement or statement of intent.

               SECTION 10.05 Existing Agreements. The 2001 Agreement and the 2002 Agreement shall terminate in their entirety upon the Closing and none of the parties thereto shall have any further liability thereunder for any actions, circumstances or events occurring before or after such termination, except that
(1) Sections 2.01 through 2.05, 2.07, 8.01 through 8.09 and 8.11 of the 2002
Agreement and the confidentiality provisions in Section 9 of the 2001 Agreement (the "Surviving Provisions") and the Releases delivered in connection with the 2002 Agreement shall survive in accordance with their respective terms and (2) Cablevision and its Affiliates shall comply with the terms of the 2001 Agreement and the 2002 Agreement (including Section 3(b)(f) of the 2002 Agreement) in preparing all tax returns, and in taking any other tax position, with respect to any period (or portion thereof) during which MGM Seller held a partnership interest in AMCC or an ownership interest in IFC LLC. If the Closing shall not occur, the 2001 Agreement and the 2002 Agreement shall remain in full force and effect in accordance with their respective terms.

               SECTION 10.06 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto, except that the Rainbow Buyers may assign any of their rights hereunder, including the right to purchase the MGM Interests, to any Affiliate of CSC Holdings.

               SECTION 10.07 Construction; Counterparts. The Article and Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intentions of the parties. This Agreement may be executed in one or more counterparts, and all such counterparts shall constitute one and the same instrument.

               SECTION 10.08 Notices. All notices and communications hereunder shall be in writing and shall be deemed to have been duly given to and received by a party when delivered in person, faxed or e-mailed (with confirmation of transmission by the transmitting equipment) or three Business Days after such notice is enclosed in a properly sealed envelope, certified or registered, and deposited (postage and certification or registration prepaid) in a post office or collection facility regularly maintained by the United States Postal Service, or one Business Day after delivery to a nationally recognized overnight courier service, and addressed as follows:

               (a) if to Cablevision, RMHI or any Rainbow Buyer:

                          Rainbow Media Holdings, Inc.
                          1111 Stewart Avenue
                          Bethpage, New York 11714
                          Telephone: (516) 803-4800
                          Facsimile: (516) 803-4824
                          Attention: General Counsel

                          with a copy to:

                          Sullivan & Cromwell LLP
                          125 Broad Street
                          New York, New York 10004
                          Telephone: (212) 558-4000
                          Facsimile: (212) 558-3588
                          Attention: John P. Mead

               (b) If to MGM Parent or MGM Seller:

                          Metro-Goldwyn-Mayer Inc.
                          2500 Broadway Street
                          Santa Monica, California 90404
                          Telephone: (310) 449-3000
                          Facsimile: (310) 586-8193
                          Attention: General Counsel

                          with a copy to:

                          Kirkland & Ellis
                          Citigroup Center
                          153 East 53rd Street
                          New York, New York 10022
                          Telephone: (212) 446-4800
                          Facsimile: (212) 446-4900
                          Attention: Thomas W. Christopher

               Any party may change its address for the purpose of notice by giving notice in accordance with the provisions of this Section 10.08.

               SECTION 10.09 Expenses of the Parties. All expenses incurred by or on behalf of the parties hereto in connection with the authorization, preparation and consummation of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants employed by the parties hereto in connection with the authorization, preparation, execution and consummation of this Agreement shall be borne solely by the party who shall have incurred the same.

              SECTION 10.10 Third-Party Beneficiary. This Agreement is entered into only for the benefit of the parties and their respective successors and assigns, and nothing hereunder shall be deemed to constitute any person a third-party beneficiary to this Agreement.

              SECTION 10.11 Governing Law Choice of Forum; Waiver of Jury Trial; Set-off.

              (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

              (b) All actions and proceedings arising out of or relating to this Agreement, the Bill of Sale, the Cablevision Note, the Registration Rights Agreement or the Releases and Indemnities shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (i) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action or proceeding arising out of or relating to this Agreement, the Bill of Sale, the Cablevision Note, the Registration Rights Agreement or the Releases and Indemnities brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or proceeding is improper, or that this Agreement, the Bill of Sale, the Cablevision Note, the Registration Rights Agreement or the Releases and Indemnities or the transactions contemplated hereby or thereby may not be enforced in or by any of the above-named courts. No party hereby waives any right to remove or seek to remove any action brought in any state court sitting in the Borough of Manhattan of The City of New York to any federal court sitting in the Borough of Manhattan of The City of New York.

              (c) Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, the Bill of Sale, the Cablevision Note, the Registration Rights Agreement or the Releases and Indemnities or the transactions contemplated hereby or thereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, the Bill of Sale, the Cablevision Note, the Registration Rights Agreement and the Releases and Indemnities and the transactions contemplated hereby and thereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.

              SECTION 10.12 Press Releases. No press release or other public information relating to the transactions contemplated by this Agreement shall be made or disclosed by any party hereto without the prior written consent of the other parties, provided, however, that any party may disclose such information if reasonably deemed by legal counsel for such party to be required by Law or the rules of any stock exchange on which such party's common stock is listed; provided further that such party shall notify the other parties as soon as reasonably practicable prior to the issuance of such press release.

              SECTION 10.13 Severability. If any provision of this Agreement is finally determined to be illegal, void or unenforceable, such determination shall not, of itself, nullify this Agreement, which shall continue in full force and effect subject to the conditions and provisions hereof.

                            (SIGNATURE PAGE FOLLOWS)

              IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                                RAINBOW MEDIA HOLDINGS, INC.

                                                By: /s/ Hank J. Ratner
                                                   -----------------------------
                                                   Name: Hank J. Ratner
                                                   Title: Vice Chairman

                                                AMERICAN MOVIE CLASSICS III
                                                HOLDING CORPORATION

                                                By: /s/ Hank J. Ratner
                                                   -----------------------------
                                                   Name: Hank J. Ratner
                                                   Title: Vice Chairman

                                                AMERICAN MOVIE CLASSICS IV
                                                HOLDING CORPORATION

                                                By: /s/ Hank J. Ratner
                                                   -----------------------------
                                                   Name: Hank J. Ratner
                                                   Title: Vice Chairman

                                                IFC II HOLDING CORPORATION

                                                By: /s/ Hank J. Ratner
                                                   -----------------------------
                                                   Name: Hank J. Ratner
                                                   Title: Vice Chairman

                                                IFC III HOLDING CORPORATION

                                                By: /s/ Hank J. Ratner
                                                   -----------------------------
                                                   Name: Hank J. Ratner
                                                   Title: Vice Chairman

                                  CABLEVISION SYSTEMS
                                  CORPORATION (solely for purposes of
                                  Sections 2.02(b), 2.02(c), 5.01, 10.05, 10.08
                                  and 10.11)

                                  By: /s/ Hank J. Ratner
                                     -------------------------------------------
                                     Name: Hank J. Ratner
                                     Title: Vice Chairman

                                  METRO-GOLDWYN-MAYER INC.

                                  By: /s/ Jay Rakow
                                     -------------------------------------------
                                     Name: Jay Rakow
                                     Title: General Counsel

                                  MGM NETWORKS U.S., INC.

                                  By: /s/ Jay Rakow
                                     -------------------------------------------
                                     Name: Jay Rakow
                                     Title: General Counsel

                                    EXHIBIT A

                              RELEASE AND INDEMNITY

              This Release and Indemnity (this "Release and Indemnity") is made and entered into as of ______ __, 2003, by and among Cablevision Systems Corporation ("Cablevision"), Rainbow Media Holdings, Inc. ("RMHI"), American Movie Classics III Holding Corporation ("AMC3HC"), American Movie Classics IV Holding Corporation ("AMC4HC"), IFC II Holding Corporation ("IFC2HC"), and IFC III Holding Corporation ("IFC3HC"), and Metro-Goldwyn-Mayer Inc., a Delaware corporation ("MGM Parent").

              TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN KNOW THAT Cablevision, RMHI, AMC3HC, AMC4HC, IFC2HC and IFC3HC, in each case, for itself and for its predecessors, subsidiaries, departments, divisions and sections and for their successors, Affiliates (including, for the avoidance of doubt, AMCC and IFC LLC and their respective subsidiaries after the Closing), heirs, assigns, executors, administrators, partners, officers, directors, employees, attorneys and agents (individually, each a "Releasor" and collectively, the "Releasors"), in consideration of the execution and delivery of the Purchase Agreement, dated as of June 27, 2003, by and between RMHI, AMC3HC, AMC4HC, IFC2HC, IFC3HC, MGM Parent and MGM Networks U.S., Inc. ("MGM Seller") (the "Purchase Agreement") and the consummation thereof, and for other good and valuable consideration, receipt and adequacy of which is hereby acknowledged, release, waive and forever discharge each of MGM Parent and MGM Seller and their respective predecessors, subsidiaries, departments, divisions, sections, successors, Affiliates, heirs, assigns, executors, administrators, partners, officers, directors, employees, attorneys and agents (individually, each a "Releasee" and collectively, the "Releasees") from, and shall indemnify, defend and hold harmless all such persons against and from, all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, bonds, damages, judgments, executions, claims, obligations, costs, expenses, losses, exposures, extents, liabilities, duties and demands whatsoever, of every name and nature, in law or equity, known or unknown (collectively "Claims"), which against any Releasee, a Releasor ever had, now has or hereafter can, shall or may have by reason of any matter, act, omission, conduct, transaction or occurrence from the beginning of the world up to and including the date of this Release and Indemnity for, upon, by reason of, asserted in or arising out of, or related to AMCC, AMC, WE, IFC LLC or IFC, provided, however, that, notwithstanding the foregoing, this Release and Indemnity shall not relate to (i) any Claims under, relating to or arising in connection with the Purchase Agreement, the Releases and Indemnities, the Cablevision Note, the Registration Rights Agreement or the Bill of Sale, (ii) any Claims under, relating to or arising in connection with the Surviving Provisions or the releases delivered in connection with the 2002 Agreement,
(iii) any Claims relating to or arising out of actions taken by MGM Parent or any Affiliate thereof without the consent of RMHI, AMCHC or AMC2HC (with respect to AMCC, AMC or WE) or RMHI, Bravo Holding Corporation (prior to the purchase of Bravo Company by National Broadcasting Company, Inc.), Bravo II Holding Corporation (prior to the purchase of Bravo Company by National Broadcasting Company, Inc.) or IFC Holding Corporation (with respect to IFC LLC or IFC) related to AMCC, AMC, WE, IFC LLC or IFC, or (iv) any contract or arrangement pursuant to which MGM Parent or an Affiliate of MGM Parent licenses or distributes motion pictures or other programming to or from Cablevision or any of its Affiliates.

              Cablevision hereby represents and warrants that it (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and (ii) has all requisite corporate power and authority to (A) execute, deliver and perform this Release and Indemnity, (B) approve, adopt and consummate the transactions contemplated hereby, and (C) perform its obligations hereunder. This Release and Indemnity has been duly executed and delivered by Cablevision and is a valid and binding obligation of Cablevision enforceable against Cablevision in accordance with its terms, except as such enforceability may be affected by Laws of bankruptcy, insolvency, reorganization and creditors rights generally and by the availability of equitable remedies. Without limiting the foregoing, any actions of the directors and stockholders of Cablevision required to approve and adopt this Release and Indemnity have been duly taken and no further action of the directors and stockholders of Cablevision is required in order to permit the consummation of the transactions contemplated hereby or to permit Cablevision to perform its respective obligations hereunder.

              RMHI hereby agrees to defend and hold harmless MGM Parent and its Affiliates (each, an "Indemnified Party") from and against any and all Claims incurred by any of them as a result of, relating to or arising in connection with any Claim made by any third party against or involving an Indemnified Party in respect of activities of AMCC, AMC, WE, IFC LLC or IFC prior to the Closing, except for Claims that result from, relate to or arise in connection with any action taken by an Indemnified Party unless such action was taken at the express direction of or with the express consent of RMHI, AMCHC or AMC2HC (with respect to AMCC, AMC or WE) or RMHI, Bravo Holding Corporation (prior to the purchase of Bravo Company by National Broadcasting Company, Inc.), Bravo II Holding Corporation (prior to the purchase of Bravo Company by National Broadcasting Company, Inc.) or IFC Holding Corporation (with respect to IFC LLC or IFC).

              Each Releasor hereby represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every Claim which such Releasor hereby releases, and that such Releasor has not assigned or transferred, or purported to assign or transfer to any person, any Claims released herein. Each Releasor shall jointly and severally with the other Releasors indemnify, defend and hold harmless the Releasees, and each of them, from and against any claims based upon or arising in connection with any such prior assignment or transfer. Each Releasor represents that it has not filed any Claims in any jurisdiction against any Releasee regarding or relating to the matters released through this Release and Indemnity.

              Each Releasor expressly covenants and agrees never to institute, or participate (other than as a passive member of a class or putative claim prior to the expiration of the opt-out period) in, any claim, action, suit, or proceeding against any Releasee, in any court or forum, directly or indirectly, regarding or relating to the matters released through this Release and Indemnity, and further covenants and agrees that this Release and Indemnity is a bar to any such claim, action, suit, or proceeding. In the event that the Releasors are unable to opt out of a class and become entitled to receive any consideration in connection with such action, the Releasors assign their right to receive any such consideration to MGM Parent and release, waive and forever discharge the Releasees from any and all liability for such consideration. In addition to any other liability that shall accrue upon the breach of this covenant, each Releasor agrees that it shall jointly and severally with the other Releasors indemnify and hold harmless each Releasee from any such claim, action, suit or proceeding, and shall be liable for all reasonable attorneys' fees and costs incurred by each Releasee in defense of such claim, action, suit or proceeding, provided, however, that this indemnification shall not cover a circumstance in which a Releasor is a passive member of a class or putative claim prior to the expiration of the opt-out period.

              Capitalized terms used in this Release and Indemnity and not otherwise defined herein shall have the meanings assigned thereto in the Purchase Agreement.

              This Release and Indemnity shall become effective contemporaneous with the Closing and shall have no effect unless and until that Closing occurs.

              This Release and Indemnity may be executed in one or more counterparts, all of "which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

              This Release and Indemnity may not be changed orally.

              THIS RELEASE AND INDEMNITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS, AND NOT THE CONFLICTS OF LAWS, OF THE STATE OF NEW YORK.

          IN WITNESS WHEREOF, each of the Parties has caused this Release and Indemnity to be duly executed by its authorized officer on the _____ day of _______, 2003.


                                              CABLEVISION SYSTEMS
                                              CORPORATION



                                              By:_______________________________
                                                 Name:
                                                 Title:


          On _______ __, 2003, BEFORE ME personally came to me known, and known to me to be the individual who executed the foregoing RELEASE AND INDEMNITY, and duly acknowledged to me that he executed the same.


                                              ______________________________


                                              RAINBOW MEDIA HOLDINGS, INC.



                                              By:_______________________________
                                                 Name:
                                                 Title:


          On ______ __, 2003, BEFORE ME personally came to me known, and known to me to be the individual who executed the foregoing RELEASE AND INDEMNITY, and duly acknowledged to me that he executed the same.


                                              ______________________________

                                              AMERICAN MOVIE CLASSICS III
                                              HOLDING CORPORATION



                                              By:_______________________________
                                                 Name:
                                                 Title:

          On _______ __, 2003, BEFORE ME personally came to me known, and known to me to be the individual who executed the foregoing RELEASE AND INDEMNITY, and duly acknowledged to me that he executed the same.


                                              ______________________________


                                              AMERICAN MOVIE CLASSICS IV
                                              HOLDING CORPORATION



                                              By:_______________________________
                                                 Name:
                                                 Title:

          On ______ __, 2003, BEFORE ME personally came to me known, and known to me to be the individual who executed the foregoing RELEASE AND INDEMNITY, and duly acknowledged to me that he executed the same.


                                              ______________________________


                                              IFC II HOLDING CORPORATION



                                              By:_______________________________
                                                 Name:
                                                 Title:

          On ______ __, 2003, BEFORE ME personally came to me known, and known to me to be the individual who executed the foregoing RELEASE AND INDEMNITY, and duly acknowledged to me that he executed the same.


                                              ______________________________

                                              IFC III HOLDING CORPORATION



                                              By:_______________________________
                                                 Name:
                                                 Title:

          On ______ __, 2003, BEFORE ME personally came to me known, and known to me to be the individual who executed the foregoing RELEASE AND INDEMNITY, and duly acknowledged to me that he executed the same.


                                              ______________________________


                                              METRO-GOLDWYN-MAYER INC.



                                              By:_______________________________
                                                 Name:
                                                 Title:

          On ______ __, 2003, BEFORE ME personally came to me known, and known to me to be the individual who executed the foregoing RELEASE AND INDEMNITY, and duly acknowledged to me that he executed the same.


                                              ______________________________

                                    EXHIBIT B

                BILL OF SALE AND ASSIGNMENT OF THE MGM INTERESTS

          THIS BILL OF SALE AND ASSIGNMENT OF THE MGM INTERESTS is made as of _____ __, 2003 by MGM Networks U.S, Inc., a Delaware corporation ("MGM Seller"), and Metro-Goldwyn-Mayer Inc., a Delaware corporation ("MGM Parent"), and, together with MGM Seller, "MGM"), in favor of American Movie Classics III Holding Corporation, a Delaware corporation ("AMC3HC"), American Movie Classics IV Holding Corporation, a Delaware corporation ("AMC4HC"), IFC II Holding Corporation, a Delaware corporation ("IFC2HC") and IFC III Holding Corporation, a Delaware corporation ("IFC3HC" and collectively with AMC3HC, AMC4HC and IFC2HC, the "Transferees").

          WHEREAS, MGM Parent, MGM Seller, RMHI, AMC3HC, AMC4HC, IFC2HC and IFC3HC have entered into a Purchase Agreement dated as of June 27, 2003 (the "Purchase Agreement") (all capitalized terms used but not defined herein shall have the meanings assigned to them in the Purchase Agreement), pursuant to which, among other things, MGM Parent has agreed to cause MGM Seller, and MGM Seller has agreed, to transfer its partnership interest, free and clear of all Encumbrances, in American Movie Classics Company ("AMCC"), a New York general partnership, and its membership interest, free and clear of all Encumbrances, in The Independent Film Channel LLC, a Delaware limited liability company ("IFC LLC"), to the Transferees, in accordance with and subject to the terms and conditions set forth in the Purchase Agreement;

          NOW, THEREFORE, for and in consideration of the payment to MGM Seller of the Purchase Price provided for in Section 2.02 of the Purchase Agreement, in exchange for the transfer of the entire interest of MGM Seller in AMCC and IFC LLC, including all partnership interests, membership interests, all other equity or ownership interests and all other rights to share in profits, losses and distributions of AMCC and IFC LLC beneficially owned by MGM Seller or its Affiliates (the "AMCC Transferred Interest" and the "IFC Transferred Interest," respectively and collectively, the "Transferred Interest") pursuant to the Purchase Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, and in further consideration of the mutual covenants and agreements contained in the Purchase Agreement, and pursuant to the terms of the Purchase Agreement, MGM Seller does hereby assign, transfer, convey and deliver to Transferees, their respective successors and assigns all of MGM Seller's right, title and interest in and to, free of any and all Encumbrances, the Transferred Interest as follows:

          (a) One-half (1/2) of the AMCC Transferred Interest to AMC3HC;

          (b) One-half (1/2) of the AMCC Transferred Interest to AMC4HC;

          (c) One-half (1/2) of the IFC LLC Transferred Interest to IFC2HC; and

          (d) One-half (1/2) of the IFC LLC Transferred Interest to IFC3HC.

          Each Transferee hereby accepts the assignment, transfer and conveyance to it of all of MGM Seller's right, title and interest in and to the Transferred Interest assigned, transferred and conveyed to it in the preceding paragraph.

          Each of MGM and MGM Seller does hereby agree, from and after the date hereof upon the request of any Transferee, to execute such other documents as such Transferee may reasonably require in order to obtain the full benefit of this Bill of Sale and Assignment of the MGM Interests and MGM's and MGM Seller's obligations hereunder and under the Purchase Agreement.

          MGM, MGM Seller and the Transferees do hereby agree that this Bill of Sale and Assignment of the MGM Interests shall be governed by and construed in accordance with the substantive laws of the State of New York without regard to conflicts of laws provisions.

          IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed as of the date first written above.


MGM NETWORKS U.S., INC.                  METRO-GOLDWYN-MAYER INC.



By ______________________________        By ________________________________
   Name:                                    Name:
   Title:                                   Title:

                                    EXHIBIT C

                              RELEASE AND INDEMNITY

     This Release and Indemnity (this "Release and Indemnity") is made and entered into as of ______ __, 2003, by and among Metro-Goldwyn-Mayer Inc. ("MGM Parent"), MGM Networks U.S., Inc. ("MGM Seller"), and Rainbow Media Holdings, Inc. ("RMHI").

     TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN KNOW THAT MGM Parent and MGM Seller, in each case, for itself and for its predecessors, subsidiaries, departments, divisions and sections and for their successors, Affiliates, heirs, assigns, executors, administrators, partners, officers, directors, employees, attorneys and agents (individually, each a "Releasor" and collectively, the "Releasors"), in consideration of the execution and delivery of the Purchase Agreement, dated as of June 27, 2003, by and between, Rainbow Media Holdings, Inc. ("RMHI"), American Movie Classics III Holding Corporation ("AMC3HC"), American Movie Classics IV Holding Corporation ("AMC4HC"), IFC II Holding Corporation ("IFC2HC") and IFC III Holding Corporation ("IFC3HC"), MGM Parent and MGM Seller (the "Purchase Agreement") and the consummation thereof, and for other good and valuable consideration, receipt and adequacy of which is hereby acknowledged, release, waive and forever discharge each of RMHI, AMC3HC, AMC4HC, IFC2HC and IFC3HC and their respective predecessors, subsidiaries, departments, divisions, sections, successors, Affiliates, heirs, assigns, executors, administrators, partners, officers, directors, employees, attorneys and agents (individually, each a "Releasee" and collectively, the "Releasees") from, and shall indemnify, defend and hold harmless all such persons against and from, all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, bonds, damages, judgments, executions, claims, obligations, costs, expenses, losses, exposures, extents, liabilities, duties and demands whatsoever, of every name and nature, in law or equity, known or unknown (collectively "Claims"), which against any Releasee, a Releasor ever had, now has or hereafter can, shall or may have by reason of any matter, act, omission, conduct, transaction or occurrence from the beginning of the world up to and including the date of this Release and Indemnity for, upon, by reason of, asserted in or arising out of, or related to:

     (a) the 2001 Agreement and the 2002 Agreement and the consummation of the transactions contemplated thereby and any actions any Releasee may have taken pursuant to or in contemplation of the negotiation, execution and performance thereof, and all contemporaneous agreements and understandings, whether oral or written, but only insofar as the 2001 Agreement and the 2002 Agreement relate to AMCC and IFC LLC;

     (b) any Claims that MGM Parent and MGM Seller (as a partner in AMCC) may have against American Movie Classics Holding Corporation or AMC II Holding Corporation (as a partner or managing partner in AMCC), including, without limitation, any Claims based upon any breach or alleged breach of fiduciary duties; and

     (c) any Claims that MGM Parent and MGM Seller (as a member of IFC LLC) may have against IFC Holding Corporation (as a member or managing member of IFC
LLC),
including, without limitation, any Claims based upon any breach or alleged breach of fiduciary duties;

provided, however, that, notwithstanding the foregoing, this Release and Indemnity shall not relate to (i) any Claims under, relating to or arising in connection with the Purchase Agreement, the Releases and Indemnities, the Cablevision Note, the Registration Rights Agreement or the Bill of Sale, (ii) any Claims for indemnification or contribution with respect to claims that third parties may make (including any actions instituted) in respect of the activities of AMCC, AMC, WE, IFC LLC or IFC prior to the Closing of the Purchase Agreement,
(iii) any Claims under, relating to or arising in connection with the Surviving Provisions or the releases delivered in connection with the 2002 Agreement, or
(iv) any contract or arrangement pursuant to which MGM Parent or an Affiliate of MGM Parent licenses or distributes motion pictures or other programming to or from Cablevision or any of its Affiliates.

     MGM Parent hereby agrees to defend and hold harmless RMHI and its Affiliates (each, an "Indemnified Party") from and against any and all Claims incurred by any of them as a result of, relating to or arising in connection with any Claim made by any third party against or involving an Indemnified Party in respect of an action taken by MGM Parent, MGM Seller or any Affiliate of MGM Parent or MGM Seller on behalf of AMCC, AMC, WE, IFC LLC or IFC prior to the Closing, except for Claims that result from, relate to or arise in connection with any action taken by MGM Parent, MGM Seller or any Affiliate of MGM Parent or MGM Seller at the express direction of or with the express consent of RMHI, AMCHC or AMC2HC (with respect to AMCC, AMC or WE) or RMHI, Bravo Holding Corporation (prior to the purchase of Bravo Company by National Broadcasting Company, Inc.), Bravo II Holding Corporation (prior to the purchase of Bravo Company by National Broadcasting Company, Inc.) or IFC Holding Corporation (with respect to IFC LLC or IFC).

     Each Releasor hereby represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every Claim which such Releasor hereby releases, and that such Releasor has not assigned or transferred, or purported to assign or transfer to any person, any Claims released herein. Each Releasor shall jointly and severally with the other Releasors indemnify, defend and hold harmless the Releasees, and each of them, from and against any claims based upon or arising in connection with any such prior assignment or transfer. Each Releasor represents that it has not filed any Claims in any jurisdiction against any Releasee regarding or relating to the matters released through this Release and Indemnity.

     Each Releasor expressly covenants and agrees never to institute, or participate (other than as a passive member of a class or putative claim prior to the expiration of the opt-out period) in, any claim, action, suit, or proceeding against any Releasee, in any court or forum, directly or indirectly, regarding or relating to the matters released through this Release and Indemnity, and further covenants and agrees that this Release and Indemnity is a bar to any such claim, action, suit, or proceeding. In the event that the Releasors are unable to opt out of a class and become entitled to receive any consideration in connection with such action, the Releasors assign their right to receive any such consideration to RMHI and release, waive and forever discharge the Releasees from any and all liability for such consideration. In addition to any other liability that shall accrue upon the breach of this covenant, each Releasor agrees that it shall jointly and severally with the other Releasors indemnify and hold harmless each Releasee from any such claim, action, suit or proceeding, and shall be liable for all reasonable attorneys' fees and costs incurred by each Releasee in defense of such claim, action, suit or proceeding, provided, however, that this indemnification shall not cover a circumstance in which a Releasor is a passive member of a class or putative claim prior to the expiration of the opt-out period.

     Capitalized terms used in this Release and Indemnity and not otherwise defined herein shall have the meanings assigned thereto in the Purchase Agreement.

     This Release and Indemnity shall become effective contemporaneous with the Closing and shall have no effect unless and until that Closing occurs.

     This Release and Indemnity may be executed in one or more counterparts, all of "which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

     This Release and Indemnity may not be changed orally.

     THIS RELEASE AND INDEMNITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS, AND NOT THE CONFLICTS OF LAWS, OF THE STATE OF NEW YORK.

     IN WITNESS WHEREOF, each of the Parties has caused this Release and Indemnity to be duly executed by its authorized officer on the ____ day of ________, 2003.

                                             METRO-GOLDWYN-MAYER INC.


                                             By:
                                                --------------------------------
                                                Name:
                                                Title:


     On ______ __, 2003, BEFORE ME personally came to me known, and known to me to be the individual who executed the foregoing RELEASE AND INDEMNITY, and duly acknowledged to me that he executed the same.

                                             ______________________________


                                             MGM NETWORKS U.S., INC.


                                             By:
                                                --------------------------------
                                                Name:
                                                Title:

     On ______ __, 2003, BEFORE ME personally came to me known, and known to me to be the individual who executed the foregoing RELEASE AND INDEMNITY, and duly acknowledged to me that he executed the same.

                                             ______________________________


                                             RAINBOW MEDIA HOLDINGS, INC.


                                             By:
                                                --------------------------------
                                                Name:
                                                Title:

     On ______ __, 2003, BEFORE ME personally came to me known, and known to me to be the individual who executed the foregoing RELEASE AND INDEMNITY, and duly acknowledged to me that he executed the same.

                                             ______________________________

                                    EXHIBIT D

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE IS NOT NEGOTIABLE AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. EXCEPT AS PROVIDED IN THIS NOTE, THE TRANSFER OF THIS NOTE IS PROHIBITED.

No. R-1                                                             $250,000,000

                         CABLEVISION SYSTEMS CORPORATION
  Promissory Note Due _______ ___, 200_ [fill-in date five months from date of issue]


                                                               ________ __, 2003

          CABLEVISION SYSTEMS CORPORATION, a corporation incorporated under the laws of the State of Delaware (the "Issuer") for value received, hereby promises to pay to MGM NETWORKS U.S. INC. (the "Holder"), on ________ ___, 200_ [fill-in date five months from date of issue] (the "Final Maturity Date") in accordance with the terms hereof, the principal sum of Two Hundred Fifty Million Dollars ($250,000,000), as such amount shall be reduced by payments of principal of this
Note in accordance with the terms hereof.

          1. Terms. This Note is being issued as part of the consideration for the purchase by subsidiaries of the Issuer of a twenty percent (20%) general partnership interest in American Movie Classics Company, a New York general partnership (the "Partnership"), pursuant to a Purchase Agreement (the "Purchase Agreement"), dated as of June 27, 2003, by and among the Issuer, the Holder and the other parties thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Purchase Agreement.

          2.  Interest.

          (a) Payments; Applicable Rate. This Note shall bear interest, payable on the Final Maturity Date from (and including) its date of issue until (but excluding) the Final Maturity Date, on the principal balance from time to time outstanding hereunder at a rate per annum (on the basis of a 360-day year) equal to the LIBOR (as hereinafter defined) plus four percent (4%) per annum, adjusted on the first Business Day of each month. Such rate of interest is herein referred to as the "Applicable Rate". "LIBOR" shall mean the rate per annum equal to the arithmetic mean of the interest rates per annum (rounded upward to the nearest one-sixteenth of one percent (1/16%)) which appear on Telerate Page 3750 as of 11:00 a.m. (London time), or, if unavailable, the Reuters Screen LIBO Page, two (2) Business Days before the first Business Day of each month in an amount approximately equal to the principal amount of this Note and for a term of one month.

          (b) Default Rate. Any amount due hereunder that is not paid when due (whether upon demand, by acceleration or otherwise) shall bear interest from the day when due until such principal amount is paid in full, payable on demand, at an interest rate per annum equal at all times to 2% per annum above the Applicable Rate (the "Default Rate").

          3.  Principal.

          (a) Mandatory Payments of Principal. The principal of this Note shall be payable in consecutive monthly installments in the amount of $2,500,000 payable on the last day of each month, commencing on ______ __, 2003 [insert last day of month of issuance] and ending on the last day of the month prior to the month in which the Final Maturity Date falls, and the final payment of principal on this Note shall be payable on the Final Maturity Date in an amount equal to the amount of principal on this Note outstanding on such Final Maturity Date.

          (b) Optional Repayments of Principal. The Issuer may repay the principal of this Note or any portion hereof at any time.

          (c) Effect of Repayment. On and after the repayment of any principal of this Note, interest shall cease to accrue on this Note or portion thereof repaid. The Holder must surrender this Note to the Issuer to collect the payment of principal hereunder due on the Final Maturity Date.

          4. Method of Payment. The Issuer shall pay interest on and principal of this Note provided for in paragraphs 2 and 3 above to the Holder. Except as provided in paragraph 5 below with respect to payments of principal of this Note in shares of Cablevision NY Group Class A Common Stock on the Final Maturity Date, the Issuer shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts by wire transfer in immediately available funds to an account designated by the Holder.

          5. Repayment of Principal on Final Maturity Date in Shares of Cablevision NY Group Class A Common Stock.

          (a) Repayment in Shares of Cablevision NY Group Class A Common Stock. With respect to the payment of principal of this Note payable on the Final Maturity Date, the Issuer may, at its option, satisfy its obligation to make such payment by delivering to the Holder (or its designated nominee) the Requisite Number of shares (the "Settlement Shares") of Cablevision NY Group Class A common stock, par value $0.01 per share, of Cablevision Systems Corporation or of such other class of capital stock of Cablevision Systems Corporation into which such class shall have been reclassified or for which such class shall have been exchanged ("Cablevision NY Group Class A Common Stock").

          (b) Covenant as to Cablevision NY Group Class A Common Stock. The Issuer shall not be permitted to deliver the Settlement Shares on the Final Maturity Date unless such Settlement Shares are (i) duly and validly authorized and issued by Cablevision Systems Corporation and fully paid and non-assessable,
(ii) Registrable Securities under the Registration Rights Agreement for which a Registration Statement (as defined in the Registration Rights Agreement) has been declared and remains effective on the Final Maturity Date and under which such shares may be resold without restriction under the Securities Act of 1933, as amended, and (iii) accepted for listing on the New York Stock Exchange or, if not then listed, on the principal national securities exchange on which such class of stock is listed or admitted to trading, subject to official notice of issuance. In addition, the Issuer shall not be permitted to deliver the Settlement Shares on the Final Maturity Date unless Charles F. Dolan and James
L. Dolan, on behalf of themselves and any trusts over which they exercise control, shall have waived or otherwise not exercised any rights to piggy-back on any registration statement relating to the Settlement Shares.

          6. Representations and Warranties. The Issuer represents and warrants to the Holder as of the date hereof as follows:

          (a) The Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

          (b) The Issuer has the power and authority to execute and deliver this Note and to perform its obligations hereunder, including the issuance of any Settlement Shares.

          (c) The Issuer has taken all necessary corporate action to authorize the execution, delivery and performance of this Note.

          (d) This Note has been duly executed and delivered by the Issuer and constitutes a legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

          (e) The execution and delivery by the Issuer of this Note and the performance by the Issuer of its obligations hereunder, including the issuance of any Settlement Shares, will not result in a default under (or give any other party the right, with the giving of notice or the passage of time or both, to declare default or accelerate any obligation under) or violate (i) its certificate of incorporation or by-laws, or (ii) any contract to which the Issuer is a party or by which its properties or assets are bound, or any requirement of law applicable to it, or result in the creation or imposition of any lien

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

upon any of its properties or assets in any case under this clause (ii) in any respect that could have a material adverse effect on it or its ability to execute and deliver this Note and perform its obligations hereunder.

          (f) No consents, filings, authorizations or actions of any governmental authority or regulatory body are required for the Issuer's execution, delivery and performance of this Note other than any such consents, filings, authorizations or actions that have been obtained or made prior to the execution and delivery hereof.

          (g) The Settlement Shares, when issued and delivered in accordance with the terms of this Note, will have been duly authorized and validly issued, fully paid and non-assessable, and such issuance will not be subject to any preemptive or similar rights, and such delivery will pass title thereto free and clear of any liens or encumbrances.

          (h) The Issuer is not, and after giving effect to the issuance of this Note and any Settlement Shares will not be, an "investment company", as such term is defined in the Investment Company Act of 1940, as amended.

          (i) Assuming the accuracy of the Holder's representations as set forth in the Purchase Agreement, the issuance to the Holder of this Note pursuant to the Purchase Agreement does not require registration under the Securities Act of 1933, as amended.

          7. Defaults and Remedies. An "Event of Default" with respect to this Note occurs if:

          (a) the Issuer defaults in the payment of any interest upon any of this Note when it becomes due and payable and such default continues for a period of five (5) days;

          (b) the Issuer defaults in the payment of the principal of this Note when the same becomes due and payable at maturity, upon acceleration, mandatory repayment or otherwise;

          (c) default or defaults under any mortgage, indenture or instrument that secures or evidences any indebtedness for money borrowed by the Issuer or CSC Holdings in an aggregate amount of $50,000,000 or more (but excluding any indebtedness for the deferred purchase price of property or services owed to the person providing such property or services as to which the Issuer or CSC Holdings is contesting its obligation to pay the same in good faith and by proper proceedings and for which the Issuer or CSC Holdings) which result from the failure to pay such indebtedness at final maturity or which has resulted in the acceleration of such indebtedness;

          (d) the Issuer pursuant to or within the meaning of any Bankruptcy Law (as defined below): (1) commences a voluntary case or proceeding, (2) consents to the entry of an order for relief against it in an involuntary case or proceeding, (3) consents to the appointment of a receiver, trustee or similar official of it or for all or substantially all of its property, (4) makes a general assignment for the benefit of its creditors, or (5) admits that it generally is unable to pay its debts as the same become due;

          (e) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (1) is for relief against the Issuer in an involuntary case or proceeding, (2) appoints a receiver, trustee or similar official of the Issuer or for all or substantially all of its property, or (3) orders the liquidation of the Issuer, and in each case the order or decree remains unstayed and in effect for 60 days; or

          (f) the validity or enforceability of this Note shall be contested by the Issuer, or a proceeding shall be commenced by the Issuer seeking to establish the invalidity or unenforceability hereof, or the Issuer shall deny that it has any liability or obligation hereunder.

          "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

          If an Event of Default with respect to this Note occurs and is continuing, the Holder may by written notice to the Issuer declare this Note to be due and payable immediately, except that in the case of an Event of Default arising under clause (d) or (e) above, this Note shall become due and payable immediately without further action or notice.

          8. Successors and Assigns. This Note shall be binding upon the Issuer and its respective successors and permitted assigns, and shall inure to the benefit of the Holder and its successors and permitted assigns; provided, that neither the Issuer nor the Holder may assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the other, except that the Holder may assign or transfer this Note to any other subsidiary of Metro-Goldwyn-Mayer Inc.

          9.  Miscellaneous.

          (a) If interest on or principal of this Note becomes due and payable on a Saturday, Sunday or public or other banking holiday under the laws of the State of New York, the date for payment thereof shall be extended to the next succeeding business day, and no interest shall be payable on such interest or principal during such extension.

          (b) The Issuer shall pay interest (including post-petition interest in any proceeding under the Bankruptcy Code or any other applicable bankruptcy or insolvency law to the extent that such interest is an allowed claim enforceable against the debtor) on overdue principal at the Default Rate; the Issuer shall pay interest (including post-petition interest in any proceeding under the Bankruptcy Code or any other applicable bankruptcy or insolvency law to the extent that such interest is an allowed claim enforceable against the debtor) on overdue installments of interest at the Default Rate to the extent legally permitted.

          (c) THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          (d) All actions and proceedings arising out of or relating to this Note shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The Issuer and the Holder (by its acceptance of this Note) hereby (i) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action or proceeding arising out of or relating to this Note brought by the Issuer or the Holder, and
(ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or proceeding is improper, or that this Note or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Neither the Issuer nor the Holder waives any right to remove or seek to remove any action brought in any state court sitting in the Borough of Manhattan of The City of New York to any federal court sitting in the Borough of Manhattan of The City of New York.

          (e) Each of the Issuer and the Holder (by its acceptance of this Note) hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Note or the transactions contemplated hereby. Each of the Issuer and the Holder (by its acceptance of this Note) (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other have been induced to enter into this Note and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this paragraph.

          (f) If the Holder institutes any action for the enforcement or collection of this Note, the Issuer shall pay on demand all costs and expenses of such action including reasonable legal fees.

          (g) The Issuer expressly waives any presentment, demand, protest, or other notice of any kind.

          (h) The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim, and shall resist any and all efforts to be compelled to take the benefit or advantage of, any stay or extension law or any usury law or other law which would prohibit or forgive the Issuer from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, and (to the extent that it may lawfully do so) the Issuer hereby expressly waives all benefit or advantage of any such law and covenants that it shall permit the execution of every power granted hereunder as though no such law had been enacted.

          (i) The Issuer and the Holder agree that all notices or other communications provided for hereunder shall be in writing and shall be mailed, facsimiled or delivered to the other party at the address of the other party set forth in the Purchase Agreement, or at such other address as may hereafter be specified to other party (at its address set forth herein) in writing. All notices and communications shall be effective (i) if mailed, when received or three days after mailing, whichever is earlier, (ii) if facsimiled, when transmitted and confirmation is received and (iii) if delivered, upon delivery.

          IN WITNESS WHEREOF, Cablevision Systems Corporation has caused this Note to be executed in its limited liability company name as of the date first written above.



                                            CABLEVISION SYSTEMS CORPORATION


                                            By: ________________________________
                                                Name:
                                                Title: